Dear Fellow Shareholders,

We are pleased to present you with the annual report for Apollo Investment Corporation (“AINV” or the “Company”) for the fiscal year ended March 31, 2020. As we write this year's letter, the world is facing both a significant health and economic crisis due to the outbreak of the novel coronavirus (“COVID-19”, “coronavirus”, or “pandemic”). We hope this letter finds you safe and in good health. In our annual shareholder letters, we typically review our results for the year and provide our outlook for the next fiscal year. In this year’s letter, we will also focus on how AINV was positioned entering this challenging period, and how we are navigating the current environment.

First and foremost, on behalf of everyone at AINV, we want to express our appreciation to all those who are working tirelessly to keep us safe and maintain essential services. We offer our deepest sympathy to all those who have been affected by the coronavirus. Our priority continues to be the health and well-being of our stakeholders and the employees of the Company’s Investment Adviser, Apollo Investment Management, L.P., an affiliate of Apollo Global Management, Inc., (together with its affiliates, “Apollo Global”). Apollo has fully transitioned to a remote work environment while ensuring full business continuity.
A Review of Fiscal Year 2020
Looking back at fiscal year 2020, we continued to make significant progress executing our de-risking investment strategy to prepare for potential headwinds, if not an economic downturn such as the one we are currently experiencing. Throughout the year, we continued to reposition our investment portfolio into “core” or lower risk assets and reduce our exposure to ”non-core” assets which are higher on the risk spectrum. Core assetsi represented 90% of the portfolio at the end of the year, up from 81% a year ago. We made steady progress to improve the risk profile of our corporate lending portfolio by increasing our exposure to first lien floating rate loans. At the end of the year, first lien debt had increased to 85% of the corporate lending portfolioiii, up from 65% a year ago. In addition, our corporate lending portfolioiii was 100% floating rate with an average borrower of $15.8 million at the end of the year. Non-coreii and legacy assets decreased to 10% of the portfolio at the end of the year, down from 19% a year ago. We remain focused on prudently exiting our remaining non-core positions.

Throughout the year, AINV continued to take advantage of its ability to co-invest with other funds and entities managed by Apollo Global which allowed us to participate in larger financing transactions, while maintaining smaller hold sizes on AINV’s balance sheet. Investments made pursuant to our co-investment orderiv increased to 76% of the corporate lending portfolioiii at the end of the year, up from 63% a year ago.

During the year, the Company made nearly $1.5 billion in new investment commitments to 89 different borrowers. All of the new debt commitments were in first lien floating rate loans. 91% were made pursuant to our co-investment order.iv Also, during the year, the Company exited approximately $0.7 billion of investment commitments. For the year, gross fundings totaled $1.3 billion and net fundings totaled $0.6 billion. The Company’s net leverage was 1.71x at the end of the year. We ended the year with a $2.79 billion investment portfolio, at fair value, deployed across 152 borrowers in 29 different industries.

For the year, total investment income was $276.0 million, net investment income was $145.3 million, net investment income per share was $2.16, and GAAP loss per share was $(1.73). NAV per share was $15.70 at the end of the year. AINV paid cash distributions to shareholders of $1.80 per share during the year. With the total return provision in our incentive fee calculation, which nets the impact of any gains and losses, both realized and unrealized, our performance-based incentive fee declined significantly year over year.
How AINV is Navigating the Current Environment
Over the last few years, we have built what we believe to be a high quality, well-diversified portfolio of first lien floating rate corporate loans which we believe will be able to withstand market and economic volatility. The fundamental performance of our portfolio companies was strong heading into this challenging period. Our asset selection process had contemplated the potential for a recession, and thus our corporate lendingiii portfolio is weighted toward less cyclical names which we believe are relatively better situated to deal with this type of environment, and is underweight the sectors which are most exposed to pandemic-related issues. That said, the COVID-19 pandemic and the associated economic shutdown presented unexpected challenges to many of our portfolio companies, although some of our portfolio companies are more vulnerable than others.

As the pandemic and its economic impact quickly intensified, we immediately began to assess the impact of the pandemic on our portfolio. We have been working closely with our sponsor clients and portfolio companies during this unprecedented time. We quickly established the processes to address problems as they arose. We have generally been pleased with how sponsors and borrowers have handled the current environment. We are focused on being a good partner to, and finding solutions for, our portfolio companies. We have already seen an increase in requests for covenant amendments and additional support. In addition, we have the restructuring and workout capabilities in-house to manage the most challenging situations.

We are committed to doing all we can to support our portfolio companies. We believe we and our affiliates are extremely well situated to support our existing borrowers with new commitments as needed by virtue of MidCap being a well-capitalized co-lender on much of the portfolio, and given the SEC’s recent temporary co-investment relief which allows certain of our other affiliated funds to also provide capital to our existing borrowers, subject to the satisfaction of certain conditions contained in the exemptive order.

Outside of our corporate lending portfolioiii, we do have exposures to industries that are experiencing a direct impact from the economic shutdown including aircraft leasing. The coronavirus has had a significant adverse impact on the aviation sector. Our aircraft leasing portfolio company, Merx Aviation Finance, LLC (“Merx”), continues to closely monitor the situation and proactively maintain dialog with its airline clients globally. At the end of the year, our investment in Merx represented 12.0% of the total portfolio. Apollo Global has 45 professionals dedicated solely to aviation located throughout North America, Europe, and Asia, providing expert in-house support to the platform’s various aviation strategies. The aviation team has the experience to skillfully navigate this period of market stress and the requisite capabilities to mitigate potential adverse outcomes. Over the past few years, Merx has diversified its revenue beyond aircraft leasing with a leading servicing platform which generates income from aircraft managed on behalf of other Apollo Global affiliated capital.

It is during this type of challenging environment that AINV can derive the most benefit from its affiliation with the broader Apollo Global platform. Apollo Global has successfully navigated many market cycles, disruptions, and periods of heightened volatility. We are able to avail ourselves of the expertise of more than 450 investment professionals globally.
Liquidity and Capital Update
During the year, we worked with our lenders to improve our senior secured revolving credit facility (the “Facility”). We amended the Facility to remove the borrower asset coverage covenant and we increased commitments to the Facility by $170 million to $1.81 billion from one new and one existing lender. We would be remiss if we did not express our gratitude for the unwavering support of our large and diverse bank group.

During this period of heightened volatility and uncertainty, we have been closely monitoring our liquidity position and have taken the steps we believe are needed to maintain an appropriate amount of liquidity. We believe that we have sufficient available liquidity to meet potential funding requirements and withstand additional asset depreciation. As of March 31, 2020, the Company had $224 million of immediately available liquidity and $131 million of additional capacity under the Facility.

During the year, we repurchased 3.6 million shares or $52.1 million of stock. Since the inception of the stock repurchase program and through the end of fiscal year 2020, we have repurchased approximately 13.7 million shares for an aggregate cost of $223.1 million. However, in mid-March 2020, the Company temporarily suspended its stock repurchase program. The Company and the Board of Directors believed it was prudent to halt stock repurchases given the potential impact of the pandemic on the Company’s investment portfolio and financial results. The Company retained the right to reinstate the stock repurchase program.
Looking Ahead to Fiscal Year 2021 and Beyond
Fiscal year 2020 ended with a great deal of uncertainty surrounding the global economy due to COVID-19 and this uncertainty has continued as we write this letter. The pandemic has resulted in significant volatility and has affected some of our portfolio companies more than others. We do not know how long this crisis will last, or the long-term impact to the global economy. And while we do believe that our corporate lending portfolioiii was well-positioned heading into the crisis, we also know that we are not immune to the current challenges.

Following years of borrower-friendly conditions, we believe the market has begun to shift in favor of lenders. It is our expectation that spreads on new investments will be markedly higher than pre-pandemic levels and the structure and terms of new investments will become more lender-friendly.

In closing, we thank you for your continued support during this challenging time. We remain committed to our de-risking investment strategy while we navigate through the challenges of the COVID-19 pandemic. Rest assured that we are focused on proactively managing our portfolio and we remain committed to creating long-term value for our shareholders.

Sincerely,

John Hannan	Howard Widra
Chairman	Chief Executive Officer and Director

Forward-Looking Statements

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; our contractual arrangements and relationships with third parties; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Statements regarding the following subjects, among others, may be forward-looking: macro- and micro-economic impact of the COVID-19 pandemic; the severity and duration of the COVID-19 pandemic; actions taken by governmental authorities to contain the COVID-19 pandemic or treat its impact; the impact of the COVID-19 pandemic on our financial condition, results of operations, liquidity and capital resources; the return on equity; the yield on investments; the ability to borrow to finance assets; new strategic initiatives; the ability to reposition the investment portfolio; the market outlook; future investment activity; and risks associated with changes in business conditions and the general economy. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

For additional information about the COVID-19 pandemic and its potential impact on the Company’s results of operations and financial condition, please refer to the COVID-19 Developments section and additional disclosure in our Form 10-K for the period ended March 31, 2020.

i. Core assets include leveraged lending, life sciences, asset based, lender finance, and aviation.
ii. Non-core assets include oil & gas, structured credit, renewables, shipping, and commodities.
iii. Corporate lending portfolio includes leveraged lending, life sciences, asset based, and lender finance.
iv. On March 29, 2016, the Company received an exemptive order from the Securities and Exchange Commission permitting greater flexibility to participate in co-investment transactions with certain of its affiliates where terms other than price and quantity are negotiated, subject to the conditions included therein.
v. Excludes non-core and legacy assets.
vi. Excludes Merx Aviation and revolvers.
vii. The Company’s net leverage ratio is defined as debt outstanding plus payable for investments purchased, less receivable for investments sold, less cash and cash equivalents, less foreign currencies, divided by net assets.
viii. The incentive fee on income includes a total return requirement with a rolling twelve quarter look-back beginning from April 1, 2018. The calculation of the incentive fee with the total return requirement began on January 1, 2019. The incentive fee rate and performance threshold remain 20% and 7% respectively. There was no change to the catch-up provision. For the period between April 1, 2018 through December 31, 2018, the incentive fee rate was waived to 15%, subject to the 7% annualized performance
ix. The Securities and Exchange Commission issued an order on April 8, 2020, providing relief to business development companies whose operations may be affected by the COVID-19 coronavirus outbreak (Order). The Order expands the existing scope of co-investment relief that many BDCs have received, in order to permit certain affiliated private funds of a BDC that has a co-investment exemptive relief order to jointly invest in follow-on investments, even though conditions of such exemptive relief order might otherwise prohibit those affiliated private funds from doing so. The relief provided by the Order is limited to the period from April 9, 2020 to the earlier of (i) December 31, 2020 and (ii) the date by which the BDC elects to no longer rely on the Order.
x. Investment Company Act Release No. 33837 (April 8, 2020) available at https://www.sec.gov/ rules/exorders/2020/ic-33837.pdf.
xi. On May 31, 2019, lender commitments to the Senior Secured Facility increased by $70 million from a new lender. On March 13, 2020, lender commitments to the Senior Secured Facility increased by $100 million from an existing lender.
xii. As of March 31, 2020, aggregate lender commitments under the Senior Secured Facility totaled $1.81 billion and there were $1.449 billion of outstanding borrowings under the Facility and $6.2 million of letters of credit issued under the Facility. Accordingly, there was $354 million of unused capacity under the Facility as of March 31, 2020, which is subject to compliance with a borrowing base that applies different advance rates to different types of assets in the Company’s portfolio. As of March 31, 2020, the Company had immediate access to $224 million under the Facility based on the Company’s borrowing base.

Additional Notes
Portfolio data at fair value unless otherwise specified.
All references to “year” refer to the Company’s fiscal year, unless otherwise specified.
All share data adjusted for the Company’s one-for-three reverse stock split which was effective as of the close of business on November 30, 2018.